Exhibit 97.1

SONIM TECHNOLOGIES, INC.

CLAWBACK POLICY FOR INCENTIVE-BASED COMPENSATION

Adopted by the Board of Directors: November 16, 2023

1.	Introduction. The Board of Directors (the “Board”) of Sonim Technologies, Inc., a Delaware corporation (the “Company”), has adopted this clawback policy for the recoupment of Erroneously Awarded Compensation (the “Policy”). All capitalized terms used and not otherwise defined herein shall have the meanings set forth in Section 5.

2.	Applicability. This Policy shall apply to all current and former Executive Officers. This Policy covers all Incentive-Based Compensation Received by an Executive Officer (“Clawback Eligible Incentive-Based Compensation”):

(i)	on or after the Effective Date;

(ii)	after beginning service as an Executive Officer;

(iii)	who served as an Executive Officer at any time during the performance period for such Incentive-Based Compensation;

(iv)	while the Company has a class of securities listed on a national securities exchange, and

(v)	during the applicable Clawback Period.

3.	Administration.

(a)	This Policy shall be administered by the Committee or, in the absence of the Committee, by a majority of the independent directors serving on the Board. Any determinations made by the Committee (or the majority of the independent directors serving on the Board, if applicable) shall be final and binding on all affected individuals subject to any requirements of the Clawback Rules.

(b)	Subject to any limitation in the Clawback Rules, the Committee may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee).

4.	Recovery of Erroneously Awarded Compensation.

(a)	Subject to Section 2 and this Section 4, if the Company is required to prepare an Accounting Restatement, the Company shall recover reasonably promptly the amount of any Erroneously Awarded Compensation that has been received during the Clawback Period.

(b)	The Company shall not be required to recover any Erroneously Awarded Compensation from a current or former Executive Officer if such recovery would be Impracticable, as determined by the Committee, or in the absence of such a committee, a majority of the independent directors serving on the Board.

(c)	Recovery shall be required in accordance with this Section 4 regardless of whether the applicable Executive Officer engaged in misconduct or otherwise caused or contributed to the requirement for the Accounting Restatement.

(d)	The Committee shall determine, in its sole discretion, the method for recouping Erroneously Awarded Compensation hereunder which may include, without limitation:

(i)	requiring reimbursement or repayment of Erroneously Awarded Compensation;

(ii)	cancellation or reduction of any Incentive-Based Compensation;

(iii)	offsetting the recouped amount from any compensation otherwise payable by the Company to the Executive Officer; and

(iv)	taking any other remedial and recovery action permitted by law.

(e)	Unless prohibited by the Clawback Rules, to the extent this Policy provides for recovery of Erroneously Awarded Compensation already recovered by the Company pursuant to any other right to recovery under law, policy, or agreement, the amount of Erroneously Awarded Compensation already recovered by the Company from the recipient of such Erroneously Awarded Compensation shall be credited to the amount of Erroneously Awarded Compensation required to be recovered pursuant to this Policy from such person.

(f)	Except as provided in subsections (b) and (e) of this Section 4, in no event may the Company accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of an Executive Officer’s obligations hereunder.

5.	Definitions. For purposes of this Policy, the following capitalized terms shall have the meanings set forth below.

“Accounting Restatement” shall mean an accounting restatement (i) due to a material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial restatements that is material to the previously issued financial statements (a “Big R” restatement), or (ii) that corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were not corrected the current period or left uncorrected in the current period (a “little r” restatement).

“Clawback Eligible Incentive-Based Compensation” has the meaning set forth in Section 2.

“Clawback Period” shall mean, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years. A transition period that comprises a period of at least nine months shall count as a completed fiscal year.

“Clawback Rules” shall mean Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated thereunder, Nasdaq Rule 5608, and any applicable rules, standards, or other guidance adopted by the SEC or Nasdaq.

“Committee” shall mean the Compensation Committee of the Board.

“Effective Date” shall mean October 2, 2023.

“Erroneously Awarded Compensation” shall mean, with respect to each current or former Executive Officer in connection with an Accounting Restatement, the amount of Clawback Eligible Incentive-Based Compensation that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received had it been determined based on the restated amounts, computed without regard to any taxes paid. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement: (i) the amount must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received and (ii) the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to Nasdaq.

“Executive Officer” shall mean each individual who the Company determines is an “officer” of the Company in accordance with Clawback Rules.

“Financial Reporting Measures” shall mean measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and all other measures that are derived wholly or in part from such measures. Stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return) shall for purposes of this Policy be considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented in the Company’s financial statements or included in a filing with the SEC.

“Impractical” shall mean that either of the following two conditions is met:

(i)	the direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of erroneously awarded compensation based on expense of enforcement, the Company must make a reasonable attempt to recover such erroneously awarded compensation, document such reasonable attempt(s) to recover, and provide that documentation to the Nasdaq; or

(ii)	recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

“Incentive-Based Compensation” shall mean any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Any awards that vest exclusively upon completion of a specified employment period, without any performance condition, and bonus awards that are discretionary or based on subjective goals or goals unrelated to Financial Reporting Measures, do not constitute Incentive-Based Compensation.

“Nasdaq” shall mean the Nasdaq Stock Market LLC, or if the Company’s class of securities is not listed on Nasdaq, the term “Nasdaq” shall instead refer to the national securities exchange or association upon which the Company’s class of securities is listed.

“Policy” has the meaning set forth in Section 1.

“Received” shall mean, with respect to any Incentive-based Compensation, actual or deemed receipt, and Incentive-based Compensation shall be deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-based Compensation award is attained, even if the payment or grant of the Incentive-based Compensation to the Executive Officer occurs after the end of that period.

“Restatement Date” shall mean the earlier to occur of (i) the date the Board, a committee of the Board, or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date of court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

“SEC” shall mean the U.S. Securities and Exchange Commission.

6.	Indemnification Prohibition. Under no circumstances will the Company indemnify (under the Company’s organization documents or any agreement now or hereafter in effect) any person against, or provide insurance coverage (or pay or reimburse any premiums therefore, directly or indirectly) for, the loss of any Erroneously Awarded Compensation.

7.	No Committee or Board Liability. Any members of the Committee, and any other members of the Board who assist in the administration of this Policy, shall not be personally liable for any action, determination, or interpretation made with respect to this Policy.

8.	Effective Date. This Policy shall be effective as of the Effective Date.

9.	Amendment; Termination.

(a)	The Board or the Committee may amend, modify, supplement, rescind, or replace all or any portion of this Policy at any time and from time to time in its discretion.

(b)	This Policy will terminate automatically when the Company does not have a class of securities listed on a national securities exchange or association.

(c)	Notwithstanding anything in this Section 9 to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any Clawback Rules.

10.	Enforceability.

(a)	This Policy will be applied to current and former Executive Officers to the fullest extent of the law.

(b)	Each Executive Officer shall be required to sign and return to the Company the Clawback Policy Agreement, attached hereto as Exhibit A, pursuant to which such Executive Officer will agree to be bound by the terms and comply with this Policy.

11.	Interpretation and Severability.

(a)	This Policy shall be interpreted and applied in a manner that is consistent with the requirements of the Clawback Rules, and to the extent this Policy is inconsistent with such Clawback Rules, it shall be deemed amended to the minimum extent necessary to ensure compliance with the Clawback Rules.

(b)	If any provision of this Policy or the application of such provision to any Executive Officer shall be found to be invalid, illegal, or unenforceable in any respect under any law, such invalidity, illegality or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision (or the application of such provision) valid, legal or enforceable.

12.	Successors. This Policy shall be binding and enforceable against all Executive Officers and, to the extent required by the Clawback Rules, their beneficiaries, heirs, executors, administrators, or other legal representatives.

13.	Effect of the Policy.

(a)	Any employment agreement, equity award agreement, compensatory plan, or any other agreement or arrangement with an Executive Officer shall be deemed to include, as a condition to the grant of any benefit thereunder, an agreement by the Executive Officer to abide by the terms of this Policy.

(b)	To the extent, the Company’s recovery right under the Policy conflicts with any agreement or arrangement with an Executive Officer or any other indemnification, contractual, or other rights (whether entered into before, on, or after the Effective Date) any Executive Officer may have with the Company, the terms of the Policy shall supersede any such rights.

(c)	The Company shall not enter into any agreement that exempts any Incentive-based Compensation that is granted, paid, or awarded to an Executive Officer from the application of this Policy or that waives the Company’s right to recovery of any Erroneously Awarded Compensation, and this Policy shall supersede any nullify any such agreement (whether entered into before, on, or after the Effective Date).

(d)	The recovery of Erroneously Awarded Compensation under this Policy will not give rise to any right to voluntarily terminate employment by any Executive Officer for “good reason” or due to a “constructive termination” (or any similar term of like effect) under any plan, program or policy of or agreement with the Company or any of its affiliates.

14.	Other Recoupment Rights. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company or any of its affiliates under applicable law or pursuant to the terms of any similar recoupment provisions in any employment agreement, incentive or equity compensation plan or award or other agreement, or policy and any other legal remedies available to the Company.

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EXHIBIT A

SONIM TECHNOLOGIES, INC.
ACKNOWLEDGMENT AND AGREEMENT TO CLAWBACK POLICY

FOR INCENTIVE-BASED COMPENSATION

Capitalized terms used but not defined herein shall have the meanings set forth in the Clawback Policy for Incentive-Based Compensation (the “Policy”) adopted by the Board of Directors of Sonim Technologies, Inc., a Delaware corporation (the “Company”).

The undersigned acknowledges and agrees:

1.	The undersigned has received a copy of and has read and understands the Policy.

2.	The undersigned shall abide by the terms of the Policy, including, without limitation, by returning or reimbursing any Erroneously Awarded Compensation to the extent and in a manner required by the Policy.

3.	The undersigned acknowledges that the undersigned’s execution of this acknowledgment and agreement is in consideration of and is a condition to the receipt by the undersigned of Incentive-Based Compensation on and after the Effective Date; provided, however, that nothing in this Agreement shall be deemed to obligate the Company to make any such awards to the undersigned.

Signature

Name

Date